EXHIBIT C-10

CANADA’S NEW GOVERNMENT
Advantage
Canada
Building a Strong Economy
for canadians

Department of Finance Canada	Ministère des Finances Canada

© Her Majesty the Queen in Right of Canada (2006)
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Cat. No.: F2-105/2006-3E
ISBN 0-662-44506-6

Foreword by the Minister of Finance

Canada is a great country. We are among the world’s safest, cleanest and most prosperous nations—a place where generations of people have come to live their dreams. But we need to keep Canada great. That means creating jobs, maintaining low unemployment and low interest rates, and reducing taxes. It also means rewarding hard work, helping people to get ahead, and ensuring our economy stays strong to preserve and protect our social programs—like health care.

The people who built this country worked hard. They had ambition and vision, and they helped ensure that our country achieved the success and prosperity that we enjoy today.
We have both the responsibility and the opportunity to build on that foundation.
Over the past number of years, the ground rules of the global economy have changed. It has been an important and exciting time, with advances in communications technology, reduced trade barriers and declining transportation costs, which have changed the world. People, jobs and investment capital move more rapidly across the globe than ever before. Talented, motivated people have become the world’s most valuable resource.
Governments have a responsibility to create the right conditions and opportunities for people and families to be successful. While we face challenges and barriers that stand between us and a higher quality of life, we can—and we will—overcome them.
This is what Advantage Canada: Building a Strong Economy for Canadians is all about.
Advantage Canada is an economic plan designed to make Canada a world leader for today and future generations. It will build a strong Canadian economy and make our quality of life second to none through competitive economic advantages.

These advantages are:
•	Tax Advantage—Reducing taxes for all Canadians and establishing the lowest tax rate on new business investment in the G7.

•	Fiscal Advantage—Eliminating Canada’s total government net debt in less than a generation.

•	Entrepreneurial Advantage—Reducing unnecessary regulation and red tape and increasing competition in the Canadian marketplace.

•	Knowledge Advantage—Creating the best-educated, most-skilled and most flexible workforce in the world.

•	Infrastructure Advantage—Building the modern infrastructure we need.
By committing to principles and policies that will deliver these advantages, Canada’s New Government is setting the stage for economic growth, opportunity and choices for people. Together, we will build a prosperous economy that provides Canadians with what they deserve: good, well-paying jobs; the ability to save more for retirement; the chance to start a new business; the opportunity to help children and grandchildren; and the chance to improve their overall quality of life.
Advantage Canada will allow us to show the world who and what we are: a modern, dynamic and tolerant country.
This is a plan of action that will involve partnerships, cooperation and dialogue. It is also a plan for the long term, which will require focus, discipline and commitment.
This is an exciting time for Canada, and an exciting time to be Canadian. The world is not standing still, and working together—as one—Canadians have the energy, the ambition, the skills and the tools to succeed in a global competitive marketplace.
Sincerely,
The Honourable James M. Flaherty
Minister of Finance

Executive Summary

Canadians understand the extraordinary potential of their country. Canada is a place where people can realize their dreams; where families can enjoy a quality of life that is second to none, and where businesses and organizations can achieve excellence on a global scale.
All of us can be proud of what Canada stands for in today’s world. We are a successful, independent nation that believes in tolerance, justice and providing a helping hand to the less fortunate. As the world changes, Canadians need to work together to make Canada even more prosperous and strong.
That’s why Canada’s New Government has developed Advantage Canada: Building a Strong Economy for Canadians. Advantage Canada is a strategic, long-term economic plan designed to improve our country’s economic prosperity both today and in the future. It will strengthen our nation, and show a modern, ambitious and dynamic Canada to the world.
Making Canada a World Leader for Today and Future Generations
Advantage Canada is optimistic, but realistic. It is visionary, but pragmatic and results-oriented. It is ambitious, but grounded in the realities of world markets, and of Canada’s existing economic and social realities.
Canadians are a proud, hard-working, ambitious people who want better lives for themselves, their children and future generations.
That’s why this plan is focused on helping people and businesses strive for excellence. It will help all Canadians improve their quality of life and achieve their dreams. It will create jobs, help entrepreneurs start businesses, and provide the wealth Canada needs to invest in health care and strong communities. It will shape Canada’s future through principles and policies that will help us to reach our full potential.
Advantage Canada is a plan that will help Canadians to build a strong economy. Government has an important role to play in creating the right conditions for Canadians—and Canadian businesses and organizations—to thrive. This plan will create new opportunities and choices for Canadians.

A Strong Canada in a Changing World
Canada is back: we are fully assuming our role in world affairs and we stand on the best economic footing of any of the Group of Seven (G7) economies. We are an emerging energy superpower that is taking action to make concrete improvements to our environmental sustainability. This economic plan will make a strong Canada even stronger, by building a country that is a formidable economic player in the world.
The world economy is changing. New players are emerging as major economic powers. Competition in world markets is fierce. Meanwhile, Canada’s baby boomers are set to retire in record numbers, testing our capacity to maintain our improved standard of living. These are challenges we will meet head-on. And as we adapt, these global changes will bring tremendous new opportunities for Canadians.
To that end, Canada’s New Government committed in Budget 2006 to develop this plan.
Advantages We Need to Improve Our Quality of Life
Other countries—from Ireland to Singapore to the United Kingdom—are developing competitive advantages based on their own strengths. Given Canada’s social, demographic and economic circumstances, we have the opportunity to create competitive advantages of our own.
Advantage Canada is focused on creating five Canadian advantages that will help us improve our quality of life and succeed on the world stage. These are:
Tax Advantage:
•	Canada’s Tax Advantage will reduce taxes for all Canadians and establish the lowest tax rate on new business investment in the G7.
Fiscal Advantage:
•	Canada’s Fiscal Advantage will eliminate Canada’s total government net debt in less than a generation, creating a strong foundation on which to build sustainable prosperity.

Entrepreneurial Advantage:
•	Canada’s Entrepreneurial Advantage will reduce unnecessary regulation and red tape and lower taxes to unlock business investment. By building a more competitive business environment, consumers will get goods at lower prices and Canadian businesses will be better equipped for global success.
Knowledge Advantage:
•	Canada’s Knowledge Advantage will create the best-educated, most-skilled and most flexible workforce in the world.
Infrastructure Advantage:
•	Canada’s Infrastructure Advantage will create modern, world-class infrastructure to ensure the seamless flow of people, goods and services across our roads and bridges, through our ports and gateways, and via our public transit.
Principles to Shape Policy for Today and Tomorrow
Advantage Canada is based on four core principles. These principles are prisms that will guide policy decisions to improve our quality of life and make Canada a world leader for today and future generations.
The principles are:
•	Focusing government. Government will be focused on what it does best. It will be responsible in its spending, efficient in its operations, effective in its results and accountable to taxpayers.

•	Creating new opportunities and choices for people. Government will create incentives for people to excel—right here at home. We will reduce taxes and invest in education, training and transition to work opportunities so Canadians can achieve their potential and have the choices they want.

•	Investing for sustainable growth. Government will invest and seek partnerships with the provinces and the private sector in strategic areas that contribute to strong economies—including primary scientific research, a clean environment and modern infrastructure.

•	Freeing businesses to grow and succeed. Government will create the right economic conditions to encourage firms to invest and flourish.

Policies and Plans
When government policies and plans are complementary, their positive impact is multiplied. That is why Advantage Canada’s policies and plans build upon one another, creating a whole that is greater than the sum of its parts. The following is a summary of Advantage Canada’s policies and plans.
Focusing Government
When governments are good at the things they need to do, everyone benefits. Making governments more focused on the things they need to do well will improve services and help build a climate for the overall economy to perform better. Advantage Canada will:
•	Eliminate Canada’s total government net debt in less than a generation. Canada’s New Government will show leadership by reducing the federal debt to 25 per cent of gross domestic product (GDP) by 2012–13—a full year ahead of what had been planned previously.

•	Dedicate all interest savings from federal debt reduction to ongoing personal income tax reductions to ensure that Canadians benefit directly from debt reduction.

•	Use unanticipated surpluses to accelerate debt and personal income tax reductions.

•	Keep the rate of growth of program spending, on average, below the rate of growth of the economy.

•	Introduce a new Expenditure Management System to ensure existing spending is effective, efficient, focused on areas of federal responsibility and provides value for money.

•	Renew the inflation-control agreement with the Bank of Canada until the end of 2011; the inflation target will continue to be the 2 per cent mid-point of the 1 to 3 per cent range.

•	Restore fiscal balance by limiting federal spending power, ensuring stable, predictable and principle-based fiscal arrangements with provinces and territories, and strengthening the economic union.

•	Provide leadership to ensure competitive, open markets within our borders, which benefit consumers, workers and businesses.

Creating New Opportunities and Choices for People
Talented, creative people are the most critical contributor to a successful national economy over the long term. At a time when Canada’s population is aging and labour shortages are very real, governments must do what they can to help people enter the labour market and reach their full potential.
Advantage Canada will:
•	Deliver on the Government’s commitment to reduce the goods and services tax (GST) rate to 5 per cent.

•	Help low- and modest-income Canadians over the “welfare wall” by implementing a Working Income Tax Benefit.

•	Continue to reduce personal income taxes to make the tax system fairer to attract and retain highly skilled workers, who are key to Canada’s future economic competitiveness.

•	Reduce taxes on savings, including capital gains, to make them more competitive with the tax treatment of savings in other countries.

•	Increase participation in the labour market and make sure Canadians can work wherever they want across Canada.

•	Enhance workers’ skills through post-secondary education and training so that Canadians are equipped to succeed.
Investing for Sustainable Growth
The world economy’s ground rules have changed in recent years. Government has an important role to ensure that Canadian people, businesses and organizations have the advantages they need to succeed on a global scale. Advantage Canada will:
•	Maintain Canada’s leadership in the G7 for public sector research and maximize its value by focusing on excellence and increased linkages with the private sector.

•	Create a healthier environment and more sustainable economic growth, including through responsible use of our natural resources and effective use of technology.

•	Build modern infrastructure that enhances Canada’s quality of life and commerce within Canada and across our borders.

Freeing Businesses to Grow and Succeed
Excessive tax and regulatory burdens are holding Canadian businesses back. These burdens have harmed our country’s productivity performance for too long. The time has come for action. Advantage Canada will:
•	Establish the lowest tax rate on new business investment in the G7.

•	Reduce the administrative burden on business by cutting paperwork by 20 per cent, and consider a principle-based legislative framework to guide regulatory departments and agencies.

•	Improve the framework for competition through effective rules and regulations and modern competition policies.

•	Build on our leading-edge financial system to ensure that investment is directed to its most productive use.

•	Be open to trade and foreign investment so goods, services and technologies flow freely into Canada and Canadian firms have ready access to foreign markets to compete with the best in the world.
Implementation and Key Success Factors: The Will of Canadians to Succeed
Long-term economic success requires the discipline to focus on the principles and policies of this plan. It also requires sticking with the plan. That’s why Advantage Canada is a multi-year strategy that will require commitment. Achieving the economic and societal benefits of this plan will take time. For this plan to truly be successful, it will take strong leadership from governments across Canada, commitment by the private sector and the dedication and energy of the Canadian people.
Advantage Canada will grow our standard of living and improve our quality of life. It will create good jobs, prosperity and new opportunities for Canadian families. Working together—governments, businesses, organizations and people—there is nothing we cannot achieve.
Through this plan, working towards this common purpose, we will remain a shining example to the rest of the world of what a truly great, prosperous and compassionate nation can be.

C h a p t e r

A Strong
Canada In
a Changing
World

Strategic Context
Purpose: To Improve Our Quality of Life
and Make Canada a World Leader for Today
and Future Generations
Just as successful businesses and organizations pursue clear, focused strategies to succeed, Canada must also be guided by a comprehensive long-term economic plan.
This is Advantage Canada: Building a Strong Economy for Canadians. This plan will achieve a higher standard of living and better quality of life for Canadians as the world economy continues to transform. It is based on the core belief that Canada can be a world leader today and for future generations.
Advantage Canada is rooted in the realities of global competition and Canada’s existing strengths and economic challenges. It is visionary, yet concrete. It will serve as a framework for government decision making for years to come. And it is fundamentally based on the understanding that the passion, ingenuity and dreams of individuals ultimately make economies strong.
The New Ground Rules for Success
in Global Markets
Over the past 20 years, the rise of emerging economies, along with reduced trade barriers and lower telecommunications and transportation costs, has transformed the global economy. Production of goods and services is now organized along global supply chains, spread across countries according to their comparative advantage.
Advantage Canada is based on a clear recognition that the modern world economy has changed. From Canada’s perspective, the new ground rules for success can be summarized in three core, fundamental truths:
•	People and capital are mobile.

•	Talented, creative people are the most critical asset to a successful national economy.

•	A favourable business environment is essential to retaining, attracting and growing high-quality, innovative enterprises and encouraging them to compete with the very best.

Much analysis has gone into determining the key ingredients for success in this new global economy. Think tanks, academics and organizations such as the Organisation for Economic Co-operation and Development (OECD) have all considered this subject extensively. The economic and societal foundations that provide the conditions for long-term economic growth are well understood. Indeed, there is widespread consensus that the fundamental determinants of long-term economic growth in developed countries are:
•	A skilled and highly educated workforce.

•	High rates of private and public investment in research and innovation.

•	Modern infrastructure.

•	High rates of business investment in machinery and equipment.
In turn, private investments in these key determinants of growth are encouraged by:
•	Low public debt and low and stable inflation.

•	Low taxes on work, savings and business investment.

•	A high-quality and accessible education system.

•	A competitive business environment, including effective regulation and competition policies.

•	Stability and efficiency in the financial system.

•	Openness to trade and investment.

•	Flexible labour markets.
Governments can help create the right conditions and opportunities for businesses and organizations, and ultimately people, to succeed. This leads to a vibrant and healthy economy. Advantage Canada is designed to reduce the barriers to investment and help Canadians and Canadian businesses build on their current strengths.

Canada’s Competitive Position
A Proud Past, A Brighter Future
Canada is great because Canadians made it great. We are building from a position of strength. We are the eighth largest economy, and we have the seventh highest standard of living in the world.
Canadians are ambitious, and our people, businesses and organizations have the ability and the confidence to succeed on the world stage. Indeed, our many strengths provide the foundation for success in today’s global economy:
•	Canada’s job creation has been the strongest in the G7 over the past decade. Our unemployment rate is close to a 30-year low and the share of the adult population holding jobs is near a record high.
•	Canadians are highly educated and Canada leads in primary scientific research. Canadians pursue post-secondary education at a higher rate than anybody else, and Canada invests proportionately more on primary scientific research than all other G7 countries.
•	Canada is in a solid fiscal position. The federal debt has fallen by $81 billion from its peak, and debt interest costs—which peaked at $49.4 billion annually in 1995-96—have been reduced to $33.8 billion. Canada’s total government net debt-to-GDP ratio has decreased from the second highest in the G7 in the mid-1990s to the lowest now.
•	We are an emerging energy superpower. At a time of global shortages, we are already ranked fifth in the world in total energy production, seventh in oil production, third in natural gas production and first in hydroelectric generation.
Challenges Advantage Canada Will Address
While Canada’s many strengths form the foundation for excellence and success in today’s modern economy, there are barriers and challenges we cannot ignore if we are to improve our quality of life and become a world leader for today and future generations. These barriers and challenges include:
• High taxes that are discouraging investment and initiative. Income taxes on individuals and businesses in Canada remain high by international standards. Personal and corporate income taxes as a percentage of GDP are higher in Canada than in all other G7 countries.

•	Business investment in equipment, innovation and training. Businesses in other OECD countries are investing on average more in research and development, and machinery and equipment than do our businesses. Participation in workplace training is also higher in other leading OECD countries.
•	The need for skilled labour. There are shortages of skilled labour in a number of provinces and territories. These shortages are particularly acute in Alberta and Saskatchewan, where more than one-quarter of manufacturers report that labour scarcity is limiting operations.[1]
•	Our aging population. The decline in the share of the population of working age is common to most industrialized countries, but projections by the United Nations show that over the next 25 years, Canada will experience the second largest decline among G7 countries and the fourth largest among all OECD countries. An aging population will add to the shortages of labour that are already developing in our economy, putting downward pressure on living standards. At the same time, the aging of our society will create additional demand for health and social services.
New Challenges and Opportunities
Two additional factors merit a separate, more in-depth analysis because they create both challenges and opportunities for Canada. These are the rise of emerging markets and the strength of the Canadian dollar.
New Emerging Economies
Emerging economies such as China, India and Brazil, with their large pools of inexpensive labour, are becoming increasingly important in the world economy. These countries have traditionally had low labour costs, and their labour costs will remain lower than Canada’s for the foreseeable future. This labour cost advantage is being maximized by increasingly effective trade, and information and financial linkages with the global economy.
Freer trade, advances in communications technology and relatively inexpensive transportation costs have helped firms to locate where they get the greatest advantage. Many labour-intensive activities have moved to emerging economies, while developed countries are increasingly specializing in higher-value-added activities—such as research and development, engineering and product design—that tend to be more capital- and knowledge-intensive.

[1]	Statistics Canada, Business Conditions Survey, third quarter (2006).

The rise of emerging economies creates both challenges and new opportunities for Canada. In the near term, emerging economies have increased the competitive pressure on low-skilled, labour-intensive sectors. Over time, the ability of developing countries to compete in higher-value-added activities will also increase.
Canada will need to continue to innovate and shift to higher-value-added activities to maintain a competitive advantage and create better jobs. We cannot simply rely on our traditional strengths or past expertise. We must continue to renew and maintain a long-term comparative advantage by specializing in higher-value-added parts of the global supply chain.
The rise of emerging economies brings significant opportunities for Canada.
•	First of all, rising incomes in these economies are creating new markets for Canadian exports of finished goods and services.
•	Secondly, the increasing integration of the global economy has brought with it a shift to lower-cost production, which has driven down prices for business inputs and consumer goods.
•	Thirdly, as these emerging economies develop, their demand for raw materials will increase. This increased demand for oil, base metals and other commodities helps Canadian exporters as commodity prices increase. For example, from 2002 to 2005, China accounted for more than one-quarter of the increase in global oil demand and nearly 80 per cent of the increase in global demand for all base metals.
Canadian businesses must take advantage of these opportunities, and Canadian governments must do what they can to help open markets and ensure that we have the right economic and social conditions to stay ahead.
The Strength of the Canadian Dollar
The Canadian dollar appreciated by 40 per cent against the U.S. dollar between the end of 2002 and early November 2006. This has created significant challenges for Canada’s exporters, particularly in the manufacturing sector.
Overall, our economy has adjusted well to the higher Canadian dollar. While the decline in manufacturing employment has clearly been difficult for the workers affected and their families, many new jobs have been created in high-wage industries such as scientific and technical services, professional services, finance, insurance and real estate, and information and culture.

Within the manufacturing sector, machinery and equipment costs have come down thanks to our higher dollar. As a result, manufacturing investment is up strongly, and manufacturing output is higher than in 2002.
This is a positive trend, and it shows that Canadian businesses are replacing the artificial advantages that a lower dollar provided with real productivity improvements. This must continue. Canadian businesses must relentlessly seek efficiency, productivity and quality improvements—while specializing in higher-value-added activities.
Principles and Advantages
The analysis of Canada’s competitive position in the world points to key issues that require strategic focus. Advantage Canada‘s principles address these issues and form the basis of the policies that follow within this plan. These are principles for the long term, and they will serve as prisms through which consistent policy decisions can be made to deliver on the key objectives of the Advantage Canada plan.
Advantage Canada‘s principles are:
•	Focusing government. Government will be focused on what it does best. It will be responsible in its spending, efficient in its operations, effective in its results and accountable to taxpayers (Chapter 2).
•	Creating new opportunities and choices for people. Government will create incentives for people to excel—right here at home. We will reduce taxes and invest in education, training and transition to work opportunities so Canadians can achieve their potential and have the choices they want (Chapter 3).
•	Investing for sustainable growth. Government will invest and seek partnerships with the provinces and the private sector in strategic areas that contribute to strong economies—including primary scientific research, a clean environment and modern infrastructure (Chapter 4).
•	Freeing businesses to grow and succeed. Government will create the right economic conditions to encourage firms to invest and flourish (Chapter 5).
Strategic success also means making choices that are most likely to deliver results. Five advantages will be instrumental in improving Canadians’ quality of life. These five advantages are summarized below, and will be referenced throughout the Advantage Canada plan.

FIVE CANADIAN ADVANTAGES
Advantage Canada is about making Canada a world leader for today and future generations. It will achieve a better quality of life for Canadians by creating five Canadian advantages:
1.	Tax Advantage:
•	Reduce taxes for all Canadians and establish the lowest tax rate on new business investment in the G7 (p. 33).
2.	Fiscal Advantage:
•	Eliminate Canada’s total government net debt in less than a generation (p. 29).
3.	Entrepreneurial Advantage:
•	Create a business environment that unlocks private investment by reducing taxes, unnecessary regulation and red tape (p. 88).
4.	Knowledge Advantage:
•	Create the best-educated, most-skilled and most flexible workforce in the world (p. 53).
5.	Infrastructure Advantage:
•	Build modern infrastructure to ensure the seamless flow of people, goods and services (p. 70).
The Advantage Canada Plan
Advantage Canada is about ideas, and it is about acting on those ideas. Based on Advantage Canada‘s principles, the policies and priorities that follow provide an action plan for government. These policies and priorities are bold. They are complementary—creating a whole that is greater than the sum of its parts.
Together, Canadians and their government can create a sustainable advantage for our country by building a stronger economy. History shows that change creates both challenges and opportunities. The most successful societies respond by capitalizing on their strengths to turn change to their advantage.
This plan outlines proposals of Canada’s New Government to create conditions where Canadian people and families can achieve their full potential, where we can create the wealth to invest in things that matter—such as first-class health care and education and strong communities. As Canadians, working with common purpose, we will be a shining example to the world of what a truly great, prosperous and compassionate nation can be.

C h a p t e r

Focusing
Government

Less Debt, Lower Taxes and More Effective Government
Canadians want their governments to be fiscally prudent and to deliver results. Focusing government is about reducing debt, lowering taxes, efficient spending, low, stable and predictable inflation, restoring fiscal balance and making the economic union more competitive and efficient. This strong financial foundation is essential to the achievement of the other elements of this plan.
Canada’s Fiscal Advantage
Eliminating Total Government Net Debt
High levels of government debt hurt Canadians. Interest paid on debt is not available for more productive uses. That’s why a key part of Advantage Canada is to work toward the elimination of Canada’s total government net debt in less than a generation.
Canada’s New Government believes that a low public debt is essential to our long-term prosperity. Reducing debt:
•	Frees up funds currently absorbed by interest costs to reduce taxes or to invest in other priorities, such as health care, public services and national security (see box below).
•	Promotes economic stability by helping keep interest rates low, allowing Canadians to borrow money for things that matter—such as new equipment and information technology for businesses, or education and home renovations for families.
•	Strengthens our country’s ability to deal with economic shocks and challenges such as the aging of the population.
Debt reduction is about fairness and equity toward future generations of Canadians. Debt represents a tax on future generations. It is only fair that those who benefited from the run-up in the debt assume responsibility for bringing it down. To do otherwise is to mortgage the future of our children and grandchildren.
The full impact of public debt on the economy includes not only the federal government’s debt, but also debt of provincial-territorial and local governments, and the assets of the Canada Pension Plan and Quebec Pension Plan. That is why a standard measure of debt used by organizations such as the OECD is total government net debt. (The annex of The Economic and Fiscal Update contains more details on the various measures of debt.)

In Canada’s case, all orders of government have made considerable fiscal progress in recent years. As measured by the OECD, Canada has moved from having the second highest net debt-to-GDP ratio among the G7 countries to the lowest today.

Benefits of Reducing Public Debt
Revenues Devoted to Debt Charges (2005-06)

•	Federal and provincial governments currently devote a significant share of their revenues to pay interest charges on their public debt.

•	At the federal level, debt charges absorb $34 billion a year, or 15 cents of every revenue dollar. That is more than the federal government spends on national defence, employment insurance benefits and international assistance combined.

•	At the provincial-territorial level, a somewhat smaller share of revenues is absorbed by debt charges ($21 billion, or 9 cents of every revenue dollar).

•	The growing assets of the Canada Pension Plan (CPP) and Quebec Pension Plan (QPP) will ensure public pensions are secure and affordable for generations to come.

•	Reducing Canada’s debt will allow governments to lower the tax burden on Canadians and to devote more resources to priorities, such as health care, education, the environment and national security.

Canada’s New Government believes that we now have the opportunity to turn our strong fiscal performance into a fiscal advantage for Canada and to ensure that the legacy we leave for our children and grandchildren is one of opportunity and choice.
The Government believes that all governments should aim to eliminate Canada’s total government net debt in less than a generation. We can achieve this goal by 2021 if provincial-territorial governments maintain balanced budgets and the CPP/QPP continue to build assets as currently projected. For its part, Canada’s New Government will continue to plan for an annual debt reduction of $3 billion. Any surpluses recorded by provincial-territorial governments and federal surpluses in excess of $3 billion will contribute to accelerate the elimination of Canada’s total government net debt.
Eliminating Canada’s total government net debt will require the concerted action of federal, provincial-territorial and local governments as well as the continued diligent management of the CPP and QPP. By doing so, Canada will be able to count itself among the very few countries that are in a net asset position.
Canada’s Fiscal Advantage

Eliminating Canada’s Total Government Net Debt in Less Than a Generation

All orders of government have made considerable fiscal progress in recent years, and we now have the opportunity to turn our strong fiscal performance into a fiscal advantage for Canada. This will ensure that the legacy we leave for our children and grandchildren is one of opportunity and choice.

Advantage Canada proposes to eliminate Canada’s total government net debt in less than a generation.

The federal government will do its part by continuing to plan on annual debt reduction of $3 billion. Further, it is advancing its commitment to reduce the federal debt-to-GDP ratio to 25 per cent by one year, to 2012–13, from 35 per cent today. This will bring the federal debt burden to its lowest level since the late 1970s and will further the objective of reducing Canada’s total government net debt to zero by 2021.
Eliminating Canada’s total government net debt will mean that fewer dollars will be spent on interest costs. It will mean that more money will remain in people’s pockets so they can spend it or save it as they see fit.

Policy Commitment
Canada’s New Government believes that we should aim as a country to eliminate Canada’s total government net debt by 2021 at the latest.
The federal government will show leadership by continuing to plan on annual debt reduction of $3 billion.
The federal government is also advancing its commitment to reduce the federal debt-to-GDP ratio to 25 per cent by one year, to 2012–13. This will bring the federal debt burden to its lowest level since the late 1970s.
Directing Interest Savings to Personal Income Tax Reductions
Canadians pay too much tax. High tax rates create a disincentive for people to work and achieve their full potential, and prevent Canada from retaining and attracting the highly skilled people we need.
Advantage Canada’s commitment to reduce Canada’s federal debt will reduce the amount of interest the Government needs to pay. These lower interest costs will provide the opportunity to lower personal income taxes.
The $13.2-billion debt reduction in 2005–06 will result in ongoing interest savings of $660 million per year. Combined with interest savings from the planned $3-billion annual debt reduction, this will create room for personal income tax reductions of about $800 million in 2007–08, rising to $1.4 billion per year by 2011–12. To the extent that the Government realizes unanticipated surpluses, these will be used to accelerate the reduction of the debt and create further room for personal income tax reductions.
Lower personal income taxes will offer people greater incentives to work, save and invest in Canada—thereby benefiting families by increasing their standard of living and quality of life.

Policy Commitment
To ensure that Canadians benefit directly from reductions in the federal debt, the Government will dedicate the effective interest savings from debt reduction each year to personal income tax reductions.
To the extent that the Government realizes unanticipated surpluses, it will accelerate debt and personal income tax reductions.

Dedicating Interest Savings From Debt Reduction to Personal Income Tax Reduction
Calculation of Permanent Personal Income Tax Reduction

Debt reduction	Budget surplus of $13.2 billion in 2005-06 is allocated to debt reduction.

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Interest savings	This debt reduction translates into $660 million per year in interest savings ($13.2 billion times the effective interest rate on government debt).

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Personal income tax reduction	In Budget 2007, $660 million per year would be allocated to permanent, ongoing personal income tax reduction. Combined with interest savings from the planned $3-billion annual debt reduction, this would create room for personal income tax reductions of about $800 million in 2007-08, rising to $1.4 billion by 2011-12.

Canada’s Tax Advantage
Reducing Taxes for All Canadians and Establishing the Lowest Tax Rate on New Business Investment in the G7

Low taxes result in stronger economies, and Canada’s taxes are not low. The level of personal and business taxation we are burdened with in Canada is not good for families, it is not good for businesses, and it is not good for the long-term national interest. That’s why lowering taxes is so central to Advantage Canada.

To create a Canadian tax advantage over the coming years, Canada’s New Government will:
•	Deliver on its commitment to reduce the GST to 5 per cent.

•	Help low-income Canadians over the welfare wall by implementing a Working Income Tax Benefit.

•	Continue to reduce personal income taxes to make the tax system fairer and to attract and retain highly skilled workers, who are key to Canada’s future economic competitiveness.

•	Reduce taxes on savings, including capital gains, to make them more competitive with the tax treatment of savings in other countries.

•	Establish a broader corporate tax advantage for Canada in the treatment of business investment. Step one is to create a meaningful tax advantage over the United States, our closest economic partner. Step two is to achieve the lowest tax rate on new business investment in G7 countries.
The Canadian tax advantage will help individuals, families and businesses to get ahead. It will reward initiative and make Canada the investment destination of choice. And the results delivered from these lower taxes will be amplified by actions that will reduce unnecessary regulation and create a stronger business climate for Canada.
Containing the Growth of Spending
The commitment to reduce Canada’s debt burden reflects the Government’s ongoing commitment to control spending. Focused spending will help lower the debt, reduce Canada’s tax burden and redirect funds towards other important priorities. Reducing waste and unnecessary spending is a never-ending job: it is always the right thing to do.
That’s why Canada’s New Government delivered over $1 billion of ongoing savings this year and next at the same time as it achieved a substantial budgetary surplus in 2005–06.

Also, the 2006 Economic and Fiscal Update projects that program spending in 2006–07 will come in $1.2 billion lower than anticipated in Budget 2006.
Canada’s New Government is committed to keep the rate of growth of program spending, on average, below the rate of growth of the economy. The Government took an important step in meeting this objective in 2005–06, when program spending fell for the first time in nine years. In some years, the growth rate in program spending may exceed the growth rate of the economy, for example because economic growth is lower than expected or because unforeseen factors require a temporary increase in spending. But in general, and as a matter of principle, the Government’s approach to fiscal planning will limit the rate of growth of program spending, on average, to below the rate of growth of the economy.

Policy Commitment
Canada’s New Government is committed to keeping the rate of growth of program spending, on average, below the rate of growth of the economy.
More Effective, Results-Oriented Government
Keeping the growth rate of program spending below the growth rate of the economy will require focus and discipline. Budget 2006 announced that the Government would develop a new approach to managing overall spending to ensure that all government programs:
•	Are effective and efficient.
•	Are focused on results.
•	Provide value for taxpayers’ money.
•	Are aligned with the Government’s priorities and responsibilities.
Successful businesses and organizations are following precisely these kinds of principles in order to achieve their goals as effectively as possible. Modern comptrollership and efficiency tools should also be used within government to provide taxpayers with the best possible value for their money.

Policy Commitment
The President of the Treasury Board will outline the Government’s new Expenditure Management System, which will focus on good management and value for money. Under the new system:
•	Departments and agencies will manage their programs to clearly defined results, and assess their performance against those results.
•	The Treasury Board Secretariat will oversee the quality of these assessments and ensure that departments explicitly address risk as well as cost-effectiveness.
•	Building on these assessments, Cabinet will systematically review the funding and relevance of all program spending to ensure that spending is aligned with Canadians’ priorities and effectively and efficiently delivers on the Government’s responsibilities.
•	Cabinet will undertake a rigorous examination of all new spending proposals, taking explicit account of the funding, performance and resource requirements of existing programs in related areas.
The new Expenditure Management System will make responsible spending the norm for how the Government does business, approving only the funding that is actually needed to deliver measurable and effective results, and provide value for money on behalf of Canadians.
In restoring fiscal balance, Canada’s New Government is committed to limiting the use of the federal spending power and focusing new spending in areas of federal responsibility.

Policy Commitment
Canada’s New Government will limit the use of the federal spending power and focus new spending on areas of federal responsibility.

Maintaining Low Inflation
Since the early 1990s, the policy of low, stable and predictable inflation has served Canadians very well. By helping to keep interest rates low, it has allowed households and businesses to make better long-range plans, and it has provided the required flexibility to adjust to domestic and external shocks.
In 1991, the Government and the Bank of Canada jointly agreed that the Bank should target inflation, first with the goal of reducing it from high levels to progressively lower levels and then—once a low level of inflation was achieved—to keep it low. The current 1 to 3 per cent band with a 2 per cent mid-point target has been in place since the beginning of 1996.
Canada’s current 2 per cent target has served the country very well. Inflation has declined significantly since the regime was introduced. Annual Consumer Price Index inflation, which averaged 6 per cent in the 10-year period preceding the establishment of inflation targeting in 1991, has averaged about 2 per cent since then.

Policy Commitment
To maintain low inflation, the Government and the Bank of Canada have agreed to renew the inflation-control target for a period of five years to the end of 2011. Under the renewed agreement, the inflation target will continue to be the 2 per cent mid-point of the 1 to 3 per cent inflation-control range.
Restoring Fiscal Balance
Restoring fiscal balance is founded on the respect for the roles and responsibilities of each order of government. It is inspired by the idea of open federalism, where governments work together in the national interest, and seek to build a stronger economy and better quality of life for Canadians.
Federal, provincial, territorial and municipal governments working together have created a network of programs covering a range of economic and social policies that improve the quality of life of Canadians and enhance the economic performance of the country. Effective fiscal arrangements underpin the relationships between governments and support the achievement of shared priorities in areas such as health, post-secondary education, training, social services and infrastructure.

The September 2004 federal-provincial health care agreement, known as the 10-Year Plan to Strengthen Health Care, provides long-term predictable federal funding for health care with a legislated annual escalator of 6 per cent to 2013–14.
While fiscal circumstances have improved for all governments in recent years, concerns have arisen about the fiscal balance between governments—particularly about the stability of fiscal arrangements other than health care and about a lack of clarity in the roles and responsibilities of each order of government.
In response, Budget 2006 set out in detail the Government’s commitments to restore fiscal balance in Canada based on five principles:
•	Accountability through clarity of roles and responsibilities.
•	Fiscal responsibility and budget transparency.
•	Predictable, long-term fiscal arrangements.
•	A competitive and efficient economic union.
•	Effective collaborative management of the federation.
Important initial steps were taken in Budget 2006, including major tax reductions, significant new investments in areas of core federal responsibility, and a commitment to provide an additional $3.3 billion to provinces and territories for shared priorities.
Canada’s New Government also committed in the budget to bringing forward additional proposals to restore fiscal balance after consultations with provinces, territories and individual Canadians. These include proposals on renewed and strengthened Equalization and Territorial Formula Financing programs. They will also include a new approach to long-term predictable funding for post-secondary education and training, and infrastructure. The Government also set out to work with provinces to strengthen the economic union and, most importantly, committed to ongoing tax reductions.
The Government has since followed through on its commitment to consult on restoring fiscal balance. The key message the Government has heard is that Canadians support a system of fiscal arrangements that funds national priorities and redistributes wealth from the more prosperous regions to the less prosperous ones—but that these arrangements must be founded on principles of fairness and predictability.

The fiscal balance strategy will follow that principle-based approach and also ensure that no Equalization-receiving province ends up with a fiscal capacity higher than that of a non-Equalization-receiving province. The strategy will also follow the principle that direct transfers to governments other than Equalization should be based on the principle of providing equal support for all Canadians.

Policy Commitment
Canada’s New Government is committed to restoring fiscal balance. The result will be a principle-based transfer system, with a clearer delineation of responsibilities among different orders of government, and with greater overall efficiency for governments and enhanced accountability for citizens.
To this end, the Government is committed to:
•	Limiting the use of the federal spending power.
•	Establishing principle-based programs for Equalization and Territorial Formula Financing to ensure all provinces and territories can provide reasonably comparable economic and social programs and services.
•	Introducing long-term predictable funding for infrastructure and post-secondary education and training.
•	Addressing concerns associated with unplanned surpluses by dedicating all interest savings from debt reduction to reducing personal income taxes.
•	Strengthening the economic union by working with provinces and territories to enhance internal trade and labour mobility and create a common securities regulator, and by encouraging the provinces to move ahead with the harmonization of sales taxes with the GST.

A Stronger Economic Union
A major objective of restoring fiscal balance is to ensure that all governments can work together to strengthen the Canadian economic union. Progress on restoring fiscal balance and strengthening the economic union goes hand-in-hand. A strong and efficient economic union ensures that all Canadians get the most from their skills and knowledge, and that businesses and organizations in Canada can invest to obtain the greatest returns. The development of a strong and competitive internal market is necessary for Canada to be successful in the global economy. For example, businesses operating across Canada could realize cost savings and expanded markets if regulatory differences across provinces were eliminated. Similarly, individuals could more easily take a job in another part of Canada if their qualifications were recognized nationally.
All governments within Canada have a responsibility to allow our internal market to operate as freely as possible. In that regard, encouraging progress has been made recently. The governments of Alberta and British Columbia have signed a comprehensive agreement that could significantly enhance the movement of goods, services and capital between these two provinces. This agreement is the broadest interprovincial trade agreement negotiated to date, applying to a range of government policies that affect trade, investment and labour mobility. Also, in September 2006, all provinces reached agreement on an ambitious action plan to reduce interprovincial barriers to trade and labour mobility.
The momentum gained through these agreements is vital for the economic health of the Canadian economy, particularly considering the impending labour market realities of an aging population and acute labour shortages in some regions of the country. Continued progress by provinces and territories in reducing these barriers will build a stronger economy and benefit all Canadians.

Policy Commitment
The Government intends to foster a stronger Canadian economic union by continuing to engage with the provinces and territories to enhance internal trade and labour mobility and create a common securities regulator, and by encouraging the provinces to move ahead with the harmonization of sales taxes with the GST.

C h a p t e r

Creating New
Opportunities
and Choices
for People

A Skilled, Educated and Adaptable Workforce
Advantage Canada is ultimately about people and families. It is about helping people to reach their full potential, and ensuring that they have the incentives, opportunities and choices they need to build a better quality of life.
High taxes are limiting Canadians’ opportunities and choices. With a more focused government, we can lower taxes to create incentives for Canadians to succeed. Canada’s New Government has reduced the GST rate from 7 to 6 per cent to ensure that all Canadians keep more of their money for the things that matter to them. The Government is committed to further reducing the GST rate to 5 per cent. Advantage Canada will also reduce personal income taxes to encourage work, knowledge and skills, and saving.
Creating new opportunities and choices for people is about keeping our best and brightest in Canada. It is also about providing a helping hand to those who need support in joining the workforce, and attracting the immigrants Canada will need given our changing demographics and labour shortages. Creating opportunities and choices is also about providing the training and educational opportunities Canadians need to thrive in a knowledge economy. The results: more people with the right skills to succeed, more and better-paying jobs, fewer people unemployed and a brighter future for our children.
Encouraging Work, Knowledge and Skills, and Saving
Compared to other countries with which we are competing for jobs, talent and investment, Canada’s taxes are too high. High taxes reduce the rewards to Canadians from working, saving, and investing in new knowledge and skills. Budget 2006 increased the amount Canadians can earn without paying federal personal income tax, permanently reduced the bottom personal income tax rate, introduced the Canada Employment Credit and put in place several targeted tax relief measures, such as the credit for public transit passes.

The Tax Fairness Plan for Canadians, released on October 31, 2006, will ensure that the corporate tax burden is not unfairly shifted onto the backs of hard-working individuals and families. This package also increased the age credit amount and introduced income splitting for pensions. Pension income splitting will increase the rewards to pensioners and seniors from retirement saving, while preserving incentives to participate in labour markets for working families.
More needs to be done. Canada’s New Government will continue to reduce personal income taxes to help Canadian families to be better off and more secure. The Government will also make Canada’s tax system fairer, focusing on initiatives that contribute the most to economic growth, including:
•	Making work pay for the many low- and modest-income individuals who face obstacles to joining or staying in the workforce.
•	Making Canada a better place for our highly skilled workers to live and work, and making it more rewarding for all Canadians to invest in the knowledge and skills that will lead to a more productive economy.
•	Helping Canadians save for their futures, whether to finance their retirement or the education of their children.
Helping People Over the “Welfare Wall”
For too many low- and modest-income Canadians, working can mean being financially worse off. For example, a typical single parent with one child who takes a low-income job can lose almost 80 cents of each dollar earned to taxes and reduced income support from government programs. In addition, he or she could also lose in-kind benefits such as subsidized housing and prescription drugs, and could often take on work-related expenses. This is often referred to as the “welfare wall,” which discourages many low- and modest-income Canadians from getting the jobs they and their families need to have.
With labour shortages already emerging in some regions of the country and an aging population, actions to improve work incentives for low- and modest-income Canadians must be an imperative for all governments.

Policy Commitment
Canada’s New Government announced in Budget 2006 that it would work with the provinces and territories to further lower the welfare wall by implementing a Working Income Tax Benefit (WITB) to make work pay for low- and modest-income Canadians. The Government will implement the WITB in Budget 2007.

Reducing the Tax Burden on Highly Skilled Workers
A fundamental reality of the modern world economy recognized in this plan is that talented people can—and do—go places where they can earn more and improve their quality of life. Advantage Canada understands that talented, creative people are the most critical contributor to a successful national economy over the long term.
Many of us know of bright, talented, young Canadians who have left Canada for opportunities in places like the United States, Europe and Asia. It is in Canada’s national interest to create homegrown opportunities for our best and brightest, and to attract the skilled professionals, entrepreneurs and tradespersons that Canada needs to be a world leader.
Canada’s tax burden on highly skilled workers is too high relative to other countries, especially compared to other dynamic economies such as the United Kingdom, the United States and Ireland (Chart 3.2). Canada needs lower personal income tax rates to:
•	Attract and retain highly skilled workers.
•	Encourage more Canadians to realize their full potential and improve their standard of living here in Canada.
•	Encourage all workers to invest in training and education to fuel growing segments of the economy.
•	Provide incentives to firms that employ highly skilled workers to invest in Canada.

Policy Commitment
Canada’s New Government will continue to reduce personal income tax to make the tax system fairer and ensure Canada attracts and retains the highly skilled workers necessary to foster innovation and growth.

Reducing Taxes on Savings
Saving plays an extremely important role in the economy: it supports investment that is critical for economic growth. The returns from these savings—interest, dividends or capital gains—are important for Canadians as they plan for important life events such as retirement, or when their children pursue post-secondary education. When the return from savings is subject to income taxes, this creates a bias toward consumption over saving. Savings are subject to income tax twice: once when the income is earned and again when the investment income is earned on the savings.
There are a number of features already within Canada’s tax system that reduce the double taxation of savings. Outside of tax-efficient savings plans, savings are generally taxed more heavily in Canada than in other countries with which we are competing for investment, jobs and talent. The maximum limits for tax-efficient retirement savings, such as registered pension plans (RPP) and registered retirement savings plans, are also much higher in other countries.

Taxes on savings can also have a direct impact on competitiveness. Lower RPP limits can hamper the ability of Canadian employers to attract and retain highly skilled employees. Taxes on capital gains can also have a negative impact on productivity and economic growth by reducing rewards for risk taking and innovation.

Policy Commitment
Canada’s New Government will reduce personal income taxes on savings, including capital gains. This will support investment and economic growth while enhancing the overall fairness and neutrality of the tax system. It will also make our tax treatment of savings more competitive in relation to other countries.
Improving Opportunities for Canadians
Canada has a well-educated and highly skilled workforce. However, a sea change in labour markets is creating new challenges. A decade ago, the biggest challenge facing Canada was creating enough jobs for our workers. Now, there are labour shortages in some regions of the country—shortages that will only intensify as our population ages and baby boomers begin to retire in large numbers. While efforts to attract skilled immigrants and assist people in entering the labour force will help, these efforts will not be enough to keep our standard of living growing at its recent pace. Higher skills and knowledge will become increasingly important.
Globalization and the growth of the knowledge-based economy are also sharply increasing the importance of the skills, education and adaptability of our workforce for global competitiveness. This means that we need to focus on enhancing the education and skills of Canadians so they get the best jobs, earn a better living and build a strong future for their children. These are the opportunities and challenges education and labour market policies need to address.
To do so, we must move forward on three fronts:
•	Quantity: Increasing the participation of Canadians and immigrants in the workforce to meet current and future labour shortages.
•	Quality: Enhancing the quality of education, skills development and training, and developing interest and excellence in research in Canada.
•	Efficiency: Facilitating workforce mobility and providing the information necessary to make informed labour market choices.

Quantity Initiatives: Increasing the Participation of Canadians and Immigrants in the Workforce
Given slowing labour force growth and emerging skills shortages, we need more workers in the labour force. That means ensuring that as many Canadians as possible have the opportunity to participate in the workforce, and welcoming more immigrants who are most likely to succeed in the modern Canadian economy.
There are several ways that governments can contribute to achieving this goal. In addition to improving work incentives for low-income Canadians by helping people over the “welfare wall” (see previous section), the Government will work with the provinces and territories to examine Canada’s current array of labour market, employment and skills development programming that help Canadians find and keep jobs. Labour market programs were designed at a time of high unemployment and may no longer be in the best interest of Canadians. The programs need to be modernized and rationalized in a way that respects the primary responsibility of provinces and territories for delivering these services. The results should be effective spending, clarified roles and responsibilities, streamlined delivery and improved accountability.
Programs need to help people who have traditionally been under-represented in the workforce. Aboriginal Canadians, older workers and persons with disabilities are three groups facing unique challenges to participating in the workforce. We will build on programs such as the Aboriginal Skills and Employment Partnership Program and the recently announced Targeted Initiative for Older Workers.
Our immigration policies should be more closely aligned with our labour market needs. Greater use of the Provincial Nominee Program could help address local shortages. Particular attention should be given to skilled temporary foreign workers with Canadian work experience and foreign graduates from Canadian colleges and universities, as these groups are well placed to adapt quickly to the Canadian economy.
At the same time, more also needs to be done to ensure that immigrants already in Canada are able to utilize fully the skills and knowledge that they bring with them. Too many immigrants face challenges in adapting their knowledge to the Canadian setting, and recently some immigrants have had difficulties integrating into the Canadian workforce. Their employment rates have fallen below those of other Canadians, and their relative earnings, particularly for the university-educated, are lower.

To address this issue, in Budget 2006 the Government made significant investments in settlement and integration programming. The Government will also move forward on the commitment to expedite foreign assessment and recognition processes through a new foreign credentials recognition agency.

Policy Commitment
Canada’s New Government will take action to increase participation in the workforce by:
•	Reviewing systematically and eliminating barriers to labour force participation for under-represented groups.
•	Improving labour market programming so that it helps Canadians develop the skills they need and employers want.
•	Making improvements to the Temporary Foreign Worker Program to respond to employer needs.
•	Examining ways to make it easier for Canadian-educated foreign students and temporary foreign workers to stay in Canada and become Canadian citizens.
Quality Initiatives: Enhancing Opportunities to Acquire Knowledge and Skills
Actions to increase participation in the labour force will help create a foundation for continued growth, but improving the skills and knowledge of Canadians will be of foremost importance. This is not only necessary to meet skills shortages, but also benefits workers, who will have more job opportunities and choices.
Post-Secondary Education
A quality education system—from early childhood development to higher education to ongoing learning—is critical for Canada’s continued prosperity. Canadians must adapt to changing technologies and rising skills and knowledge requirements. Fortunately, we start from a strong foundation: Canada has the highest post-secondary attainment rates among OECD countries, and enrolment in post-secondary education continues to grow.

Canada’s colleges and universities need to look to the future and position Canada and themselves for long-term success. Our colleges and universities must continue to adapt to changing skills requirements and technological advances, and help meet the needs of adult learners. Other countries are challenging the competitive advantage provided by our education system as they expand and improve their own systems.
Substantial financial assistance for students is offered by both federal and provincial-territorial governments. This assistance improves access and has been effective in supporting increases in the number of Canadians attending post-secondary education. The effectiveness of these programs may be compromised by their complexity, keeping some potential students from obtaining financial help. The Government will work with provinces and territories to better integrate and simplify the administration and delivery of student aid and make supports more transparent and predictable for students.
Governments must work together to meet these challenges. While provinces and territories are primarily responsible for the post-secondary education system, the federal government plays an important role through transfers to provinces and territories as well as by providing considerable direct support for students and research. All of this is aimed at achieving excellence in post-secondary education.

Policy Commitment
Canada’s New Government will further support improvements in the quality of education for Canadians and ensure that Canada remains the OECD leader in the proportion of the population with a university or college education by:
•	Strengthening the quality and competitiveness of the post-secondary education system by providing stable and predictable funding to provinces and territories.
•	Working with provinces and territories to develop shared objectives and targets, clarify roles and responsibilities and enhance public accountability.
•	Modernizing Canada’s system of student financial assistance to make it more effective.
•	Encouraging the best foreign students to attend Canadian colleges and universities by marketing the excellence of Canada’s post-secondary education system.

Excellence in University Research
As businesses increase their investments in knowledge and innovation, they will require more workers with advanced science, technology and business skills. Yet fewer Canadians complete science and engineering degrees than in other leading OECD countries.
The Government’s investments in university research help create an environment in which Canada’s needs for highly skilled graduates can be met. A first-class education at this level depends on the quality of facilities, instructors and experience provided to young Canadians. Students need the opportunity to work in facilities that are on par with the best in the world, so that they have experience using the most advanced tools and equipment. Sustaining facilities at international levels of excellence has an additional benefit: they attract the best and brightest students from around the world and retain top-notch researchers in Canada.
Federal granting councils fund projects that provide students with opportunities to work with the best minds and participate in groundbreaking research. This experience prepares students to add tremendous value to Canadian businesses, health science centres, and Canada’s health, social service and other organizations once they graduate. Practical internships also offer young people superb learning opportunities in important sectors of our economy.

Policy Commitment
Canada’s New Government will help prepare young Canadians for success and maintain Canada’s G7 leadership in public sector R&D investment by:
•	Investing in research equipment and facilities in universities and colleges to compete with the best in the world.
•	Increasing graduate scholarship support, including for the sciences and engineering.
•	Exposing more students to private sector research challenges through internships and targeted collaborative research.

Skills Development
Training provided by employers is another key element of Canada’s learning system, particularly for apprentices in skilled trades and employees who must upgrade their skills to adapt to new challenges. Canadian employers have the opportunity to do more when it comes to training workers. Training and skills development are critical in order for Canadian businesses to compete successfully on the world stage. Canada’s employers, however, are not keeping pace with major competitors in the amount of training they provide to their workers. Having a more competitive business environment supported by strong economic fundamentals will increase the returns from training to both employers and employees.

Policy Commitment
Canada’s New Government will support workplace training for Canadians by:
•	Reducing taxes and creating a business environment conducive to business investment in training.
•	Working with provinces, territories and the private sector to make training and skills development more widely available to Canadian workers and better aligned with the needs of the economy.
Canada’s Knowledge Advantage

Creating the Best-Educated, Most-Skilled and Most Flexible Workforce in the World
Talented, creative people are a critical contributor to a successful national economy over the long term. Canada has a long and proud history of excellence and achievement in higher education, and Canadians have the skills needed to create high-quality, value-added products and services.
Given the importance of learning, creativity, innovation and skills in today’s global economy, we must strive for nothing less than first place in the knowledge-based economy. Creating the best-educated, most-skilled and most flexible workforce in the world means that Canadians, businesses, federal and provincial governments, and educational organizations must all commit to achieving a Knowledge Advantage, and take action to achieve and deliver excellence.

Efficiency Initiatives: Reducing Barriers to the Mobility of Canadians
An efficient and effective labour market is necessary for a country to succeed in a highly competitive global economy. Workers must be able to pursue the best employment opportunities across the country and practise their occupation wherever those opportunities exist. While encouraging progress has been achieved, interprovincial barriers to labour mobility continue to exist. Provinces and territories have agreed to recognize credentials from other places within Canada by April 1, 2009. Canada’s New Government is prepared to provide additional assistance to accelerate these efforts.
Canadians also need relevant, detailed and accessible labour market information so that they will know what job opportunities are available across the country. To plan for the future, employers, students and institutions need enhanced information about what jobs and skills are likely to be in demand and where those jobs will be.
Good labour relations and workplace practices that are both fair and flexible to employers and workers can also make an important contribution to efficient labour markets. The Commission for the Review of Federal Labour Standards has recently submitted its comprehensive review of Part III of the Canada Labour Code to the Government, providing a range of proposals on how to modernize labour standards within private sector enterprises under federal jurisdiction. The Government will seek the views of business and labour before deciding on a course of action.

Policy Commitment
To create a more efficient national labour market, Canada’s New Government will:
•	Support the removal of barriers to labour mobility across the country.
•	Enhance labour market information available to Canadians so that they can make optimal choices for themselves.

C h a p t e r

Investing For
Sustainable
Growth

Building a Solid and Sustainable Foundation for the Economy
In addition to becoming more focused and providing the incentives for people to achieve their full potential, governments must also play a leadership role by making investments to support sustainable growth. These investments provide the foundation for global success and an environment where people can achieve excellence.
These strategic investments include support for world-class research in our universities, which will spur innovation and improve our competitiveness. They also include investments to create a cleaner, healthier environment that will improve the quality of life of Canadians and help Canada become a leader in the development of environmental technologies. Finally, government investment is required to modernize Canada’s infrastructure to ensure that trade will occur as seamlessly and efficiently as possible both within our borders and with the rest of the world.
World-Class Research and Development
Business innovation truly distinguishes an economy. Yet business research and development (R&D) investments in Canada have been lower than in most OECD nations, despite very favourable targeted tax measures and substantial public investments in primary research (Chart 4.1).
Advantage Canada’s actions to transform Canada’s tax and business environment should be instrumental in helping to make Canada an R&D and innovation leader. More value can also be generated from the Government’s investments in public R&D. Since R&D is so important for modern economies, more needs to be done.

The Minister of Industry has been consulting with key stakeholders on a national science and technology strategy. Some of the key challenges that have emerged from this consultation are the need to:
•	Maximize the impact of the Government’s investments in research.

•	Create centres of research excellence that will be more responsive to business needs.

•	Create a business environment conducive to innovation.

Policy Commitment
The Minister of Industry, in collaboration with the Minister of Finance, will develop and release a new science and technology strategy.

Maximizing the Impact of the Government’s Investments
Canada leads the G7 in public sector R&D investment as a share of GDP, and the public sector currently finances 85 per cent of primary research in Canada. The federal government funds research in a number of ways, including through investments in infrastructure, direct support for researchers and the indirect costs of research, resources to help universities attract and retain leading researchers, and support for graduate students. Given the significant public funds devoted to science and technology, Canadians have a right to expect that the greatest possible benefits are realized from these investments. Continued investments in primary research must focus on excellence and must be measured rigorously and objectively.
The Government anticipates spending close to $3 billion this year in support of research conducted in post-secondary institutions. Much of this money is provided through the federal granting councils. Industry Canada is undertaking a review of the federal granting councils, and will report on ways to allocate resources more effectively in support of research excellence and the translation of research outcomes into social and economic benefits for Canadians.
We must ensure that the public is getting value from these investments in research. This will require better measurement and reporting of results. The Government will get more value for research investments by:
•	Consolidating the range of available funding mechanisms.

•	Allocating funding to the highest priorities.
The Government also spends more than $2 billion each year on its own research activities. Some of this money supports health, safety and regulatory activities; other research has broader social and economic objectives. As the Government reinvests in its science capacity, it will explore opportunities to transfer the management of some federal laboratories to universities. This would increase coordination with proven scientific leaders in universities and also provide additional training opportunities for Canadian students.

Policy Commitment
While maintaining its G7 leadership in public sector R&D investment, Canada’s New Government will increase the impact from its investments in science and research by:
•	Ensuring that excellence is the primary criterion for government research support.

•	Focusing on results and improved accountability by establishing clear objectives and improved results measurement for the granting councils and other research entities.

•	Considering transferring the management of some non-regulatory federal laboratories to universities in order to lever university and private sector strengths, create better learning opportunities for students and foster research excellence.
Creating Centres of Excellence and Responding to Business Needs
The research undertaken at Canadian universities creates new ideas and technologies that enrich our economy and society. Internationally renowned Canadian research in fields such as health, information and communications technologies, energy and environmental technologies helps to solve social and environmental problems. As recent graduates enter the labour market, they transfer this new knowledge from universities to businesses. World-class Canadian research also creates exactly the kinds of jobs we need to be a leader in key economic sectors.

Canada—An Emerging Energy Superpower
With ample supplies of hydrocarbons, uranium and hydropower, Canada is poised to become a global energy superpower. We already rank fifth in energy production in the world, and we are the single largest foreign supplier of oil, natural gas, uranium and electricity to the United States.
This is just the beginning. There is huge potential yet to be tapped and new opportunities in renewable energy sources such as biofuels. Realizing this potential requires us to recognize that energy is just as much a knowledge industry as the high-technology sector. Advances in technology have made the Alberta oil sands a viable alternative to conventional sources and are pushing down costs of production for renewable sources. In the oil sands alone investments could top $100 billion over the next decade. But nothing will happen without a large number of skilled workers. The production of oil and gas is no longer limited to western provinces, with significant offshore production of oil in Newfoundland and Labrador and natural gas in Nova Scotia.
The Government will support Canada’s emergence as an energy superpower by making the needed investments in knowledge and people and creating the economic environment that will attract capital from home and abroad. For example, the Canada Foundation for Innovation has invested in energy and environment research at the University of Calgary. One research project at the university is aimed at developing new techniques to improve the efficiency of heavy oil extraction, helping make the process less costly and more environmentally sound. On the east coast, the Ocean Engineering Research Centre at Memorial University of Newfoundland is applying its more than 25 years of research experience to the development of offshore structures and underwater vehicles that can be used in the offshore oil and gas industry.
To strengthen the links between companies and our post-secondary educational institutions, the Government is considering new ways to help businesses get access to people, knowledge and ideas. In the auto sector, colleges and universities are already working with companies to deliver leading-edge research to businesses and provide enriched learning opportunities to students. Other sectors can benefit from a similar approach.

Along with private sector and provincial contributions, federal funding for collaborative leading-edge science initiatives and commercialization facilities, such as the MaRS (Medical and Related Sciences) Centre, have reinforced Canada’s leadership in important sectors. However, we need a more systematic approach to evaluate research and commercialization projects through a rigorous and competitive process. This will ensure that future investments reflect national priorities and deliver value for taxpayers’ dollars.
The Government also supports university-led research collaboration with the private sector through the Networks of Centres of Excellence program. Introducing research networks managed and led by the private sector and focused on addressing the practical needs of businesses will create more value from business-university collaboration. As there may be insufficient economic incentives for the private sector alone to support this type of partnership, there may be a limited role for government support. The Government can also help businesses, including small and medium-sized enterprises, become more innovative by accessing the technology development and application capacity residing in community colleges.

Policy Commitment
Canada’s New Government will support research excellence and help to better align Canada’s post-secondary research capacity with the needs of businesses by:
•	Targeting new investments in R&D, including those through the granting councils, to areas where Canada has the potential to be a world leader, such as energy, environmental technologies and health sciences.

•	Introducing competitive funding, potentially via the Canada Foundation for Innovation, that levers investment by the private sector and other levels of government in large-scale, national scientific projects and commercialization partnerships.

•	Strengthening the links between universities, colleges and the private sector through mechanisms such as business-led Networks of Centres of Excellence to enhance the commercialization of Canadian ideas and knowledge.

Creating a Business Environment Conducive to Innovation
Canadian firms invest less than many of their OECD counterparts in research, development, and machinery and equipment, possibly missing out on opportunities to grow and succeed in lucrative areas. As a country, we must translate our strong primary research base into innovative new products, services and technologies. The private sector must be the leader in turning research and knowledge into innovation that benefits Canadians and people around the world. Improving the business environment (as discussed in Chapter 5) will help create conditions more favourable to business innovation.
A Cleaner, Healthier Environment
Protecting Canada’s environment is central to the Advantage Canada plan and an important source of long-term economic strength for Canada. Here’s why:
•	A healthier and cleaner environment enriches the quality of life in Canada, and attracts and retains the highly skilled and mobile people we need to succeed in the global economy.

•	Responsible development of our natural resources ensures future jobs and wealth creation across the country.

•	Energy efficiency and environmentally sustainable business practices are increasingly important competitive advantages for our businesses.

•	Canada has the potential to be a leader in the rapidly emerging business of environmental technology.
Canada’s New Government is focused on outcomes and achievable results to create a healthier environment for ourselves and future generations.
Through strong, clear environmental laws and regulations coupled with market forces, governments can create incentives and conditions in which businesses and people protect our natural environment and respond to environmental challenges with entrepreneurial innovation. For Canada, strong environmental protection laws are not costs—they are benefits that preserve our natural beauty, attract “new economy” firms and entrepreneurs, and incubate world-leading environmental protection industries.

Canada’s Clean Air Act
Canada’s Clean Air Act will provide:
•	The first-ever comprehensive federal regulation to reduce air pollution and smog.

•	The first-ever federal regulation that will reduce greenhouse gas emissions in Canada, and not use taxpayers’ money to buy emission reduction credits abroad.

•	The first-ever federal clean air regulation of all industrial sectors in Canada.
Environmental Regulation: Creating the Right Circumstances for Private Investment
Canada’s New Government has introduced Canada’s Clean Air Act and will begin to regulate emissions from transportation, industry, and consumer and commercial products.
The Government has established a long-term target to reduce greenhouse gas emissions by between 45 and 65 per cent from 2003 levels by 2050. The National Roundtable on the Environment and the Economy will provide advice to the Government on the long-term target and how it can be achieved. The Minister of the Environment is also consulting with industries on realistic short-term targets to reduce air pollution and greenhouse gas emissions, with a view to establishing targets by early 2007.
Action will also be taken to improve standards and labelling for energy efficiency and address indoor air quality concerns. The clean air agenda moves Canada away from weak voluntary approaches and a patchwork of regulatory processes across the country to mandatory national standards that will deliver results.

The Government will work with industry, provinces and territories, and other stakeholders to establish a performance-based, efficient environmental regulatory regime that:
•	Supports the development and deployment of new environmental and energy technologies.

•	Maintains Canada’s competitiveness through:
–	The pursuit of market-based approaches.

–	Coordination of actions on reducing pollutants.

–	Long-term targets that provide clarity and predictability to industry.

–	Harmonization across jurisdictions.
•	Ensures that no sector bears a disproportionate cost.

•	Reflects the opportunities offered by the capital investment cycle in Canadian industries.
The Government is also working with provinces and territories on tougher, more stringent regulations and controls to address municipal waste water effluents, which are the most significant contributor to water pollution.
Finally, Canada’s New Government will work to implement a more streamlined environmental assessment process based on greater coordination both within the federal government and with provincial and territorial governments to ensure that projects can proceed in a timely fashion, while safeguarding the environment.
Accelerating Environmental Progress Through Targeted Initiatives
In addition to tough and appropriate regulatory measures, the Government will also find ways to:
•	Promote a cleaner, renewable energy supply.

•	Encourage greater energy efficiency in Canadian homes, buildings and businesses.

•	Increase Canada’s capacity to adapt to a changing climate.
These initiatives will support an integrated, nationally consistent approach to protecting the health and environment of Canadians and will help spur businesses to develop and adopt the new technologies required to meet Canada’s environmental challenges.

Creating Business Opportunity Through Environmental Technologies
Canada is a world leader in research into many environmental technologies. We will build on this advantage. New investments in primary research will be targeted, including in the area of energy and environmental technology. The links between universities, colleges and the business sector will also be strengthened so that businesses have better access to the people, knowledge and ideas developed through federal investments in primary research.

Policy Commitment
The Government’s environmental approach will include actions that:
•	Create a cleaner, healthier environment that improves the quality of life of Canadians.

•	Pursue efficient regulation using market-based instruments wherever possible and ensure no sector bears a disproportionate cost.

•	Implement a more streamlined environmental assessment process.

•	Complement regulation with targeted initiatives that are cost-efficient, and lever funding from the private sector and other orders of government.

•	Support the development and deployment of new environmental and energy technologies.
Modern Infrastructure
High-quality, modern public infrastructure that allows goods and people to move freely and efficiently is essential to our long-term prosperity. Budget 2006 provided unprecedented infrastructure funding to help provinces, territories and municipalities meet their infrastructure needs.
Infrastructure matters. Its financing, construction and maintenance are important areas where government can—and must—play a leadership role. As a nation whose exports are so critical to our economic growth and prosperity, the infrastructure that provides gateways to foreign markets is especially important to Canada.

Canada’s Gateways to Asia-Pacific Markets
By virtue of our geography and transportation infrastructure, Canada is well positioned to take advantage of the tremendous trade opportunities associated with the growing economies of Asia. In particular, our east and west coast ports and connecting rail lines offer competitive routes between China, India and the Asian Tigers, and North America’s heartland. This infrastructure has strong potential to capture a greater share of commerce between these regions and to improve the ability of firms in all parts of Canada to conduct business in Asia.
Decisive and concerted action by all levels of government and the private sector is required to improve the capacity and the efficiency of our transportation system. For example, on October 11, 2006, the Government of Canada announced $591 million for Canada’s Asia-Pacific Gateway and Corridor Initiative. The bulk of this funding will be used to finance infrastructure investments, such as better roads and new road/rail grade separations.
The Government understands how smarter, less costly project plans can be established when predictable, long-term, multi-year funding frameworks between governments are in place.
A core challenge is to ensure that federal spending has maximum impact. This can be achieved by taking advantage of innovative financing sources through public-private partnerships (P3s). Greater use of P3s will also provide opportunities for Canadian pension funds and other investors to participate in infrastructure projects here in Canada rather than being forced to look abroad, as is often the case now.
Experience around the world shows that properly designed P3s can preserve appropriate public control and deliver public infrastructure more efficiently than relying exclusively on government for the provision of infrastructure.
Some provinces are implementing P3 projects and have already started to put in place the structures that will allow them to harness the opportunities provided by P3s in helping to renew public infrastructure and improving the delivery of related public services. For example, in recent years public agencies, such as Partnerships British Columbia and L’agence des partenariats public-privé du Québec, were set up to provide expert services to public bodies in evaluating the feasibility of P3 projects and to facilitate the negotiation, conclusion and management of partnership contracts.

For its part, Canada’s New Government intends to establish a federal P3 office that will facilitate a broader use of P3s in Canadian infrastructure projects. The Government will also encourage the development and use of P3 best practices by requiring that P3s be given consideration in larger infrastructure investments that receive federal program funding.

Windsor-Detroit Corridor
The Windsor-Detroit Corridor is Canada’s most important entry to the U.S. market. Congestion at the Windsor-Detroit border crossing can have a significant negative impact on Canada’s economy, particularly the auto sector. It has been demonstrated that a new crossing is required to meet long-term needs. The challenges of building such new infrastructure are significant. It:
•	Requires a partnership between governments in two different countries.

•	Entails the construction of a crossing with customs plazas and access roads on both sides of the border.

•	Requires that the interests of various stakeholders be balanced.
The foremost importance of this project demands that progress must be made to ensure that the new crossing is in place by no later than 2013.
Strategically located gateways and border crossings play a vital role in fostering Canada’s competitiveness. The bulk of our trade with the rest of the world flows through a number of key gateways and border crossings. For example, 28 per cent of merchandise shipments between Canada and the United States pass through the Windsor-Detroit Corridor. The Port of Vancouver is seeing rapidly growing container traffic with the Asia-Pacific region. The ports of Montreal, Saint John and Halifax are also important trade terminuses. Our national economy—and our ability to compete and succeed on the world stage—are highly dependent on the efficiency of these gateways to world markets.

Policy Commitment
Canada’s New Government will work toward a comprehensive plan for infrastructure that includes:
•	Long-term predictable funding.

•	A fair and transparent provincial allocation for a program envelope to support: (1) improvements to the core national highway system, (2) large-scale provincial, territorial and municipal projects such as public transit and wastewater management, and (3) small-scale municipal projects.

•	Separate national infrastructure funds, accessible on a merit basis, to support: (1) P3 projects, and (2) gateways and border crossings, particularly projects selected pursuant to a new national gateway and trade corridor policy.

•	A requirement that provinces, territories and municipalities consider P3 options for all larger projects receiving funding from the program envelope and the national infrastructure fund for gateways and border crossings.

•	The establishment of a federal P3 office to help facilitate the increased use of public-private partnerships in Canadian infrastructure projects.
As well, the Government will further its efforts towards the construction of a new border crossing at the Windsor-Detroit Corridor. The Government will:
•	Continue to work closely with the United States, Ontario and Michigan as part of a comprehensive, binational planning process for that new crossing.

•	Define a financing strategy for this vital crossing in Budget 2007.

•	Ensure the new crossing is in place by no later than 2013.

Border Security
Today, we need to reduce the risk that security issues prevent our goods and services from reaching global markets. Canada’s economic success has its foundations in the North American market. In this regard, our land border represents a vital economic gateway to the world’s largest economy—next door in the United States. Enhancing the efficiency and security of our shared border with the U.S. is critical for ensuring that Canadian businesses can fully exploit the advantages of our North American Free Trade Agreement relationship.
The events of September 11th quite literally changed the world and created very legitimate and profound anxieties for people everywhere, but especially in the United States. The risk of terrorism remains a major threat to global stability and security.
To retain Canada’s critical access to the U.S. market, both security and border trade efficiency must be increased. The Prime Minister and the Presidents of the United States and Mexico have identified border issues as a priority under the work plan of the Security and Prosperity Partnership of North America. The three leaders have also called upon the newly established North American Competitiveness Council, a private-sector-led advisory group, to assist them in identifying priorities for enhancing North American competitiveness. Border security and efficiency will be a key part of their efforts, which will include seeking regulatory convergence. Regulatory convergence is critical, as it will help eliminate unnecessary barriers to the free flow of people, goods, services and investment.
Canada’s Infrastructure Advantage
Building Modern Infrastructure to Ensure the Seamless Flow of People, Goods and Services
Modern, world-class infrastructure will provide Canada with advantages that come from efficient networks that move people, goods and services seamlessly within the country.
Canada also needs to build modern and effective gateways to foreign markets, including the United States, Asia and Europe. Investing in these gateways is a priority, and Canada’s New Government will explore innovative financing and partnerships to maximize their value to Canadians.

C h a p t e r

Freeing
Businesses
to Grow
and Succeed

A Competitive, Dynamic, Business Environment
Advantage Canada will create the conditions for our businesses to invest in equipment, innovation and training. This will help Canadian businesses make our country the base from where they succeed globally. To improve the business environment, Advantage Canada will lower business taxes, reduce regulatory and administrative burdens, enhance competition, ensure our capital markets are globally competitive and encourage free trade and foreign investment. These measures will also help small businesses to grow and create jobs in communities across the country.
Reducing Taxes on Business Investment
Business investment is critical to our long-term prosperity. It yields innovation and growth, with more jobs and higher wages for Canadian workers. High business taxes are harmful because they reduce the returns from investment, thereby reducing the amount of investment that takes place in Canada. With increasingly mobile capital, Canada needs a business tax advantage to encourage businesses to invest in Canada instead of other countries.
Many other countries have also recognized that an internationally competitive business tax system is important. The trend among industrialized countries has been to reduce statutory corporate income tax rates (Chart 5.1). These countries include Canada, all other G7 countries as well as smaller countries with generous social benefit systems, such as Sweden and Finland.
Currently, Canada has a statutory tax rate advantage over the United States of 3.8 percentage points. However, the United States is in the process of phasing in a 3.15-percentage-point reduction in its tax rate on manufacturing income by 2010. The Government’s business tax relief plan announced in Budget 2006 will ensure Canada keeps its statutory corporate tax rate advantage over the United States for manufacturing income by 2010, and will increase our advantage for general corporate income. Budget 2006 also supported the growth of small businesses by increasing the income threshold for the small business tax rate to $400,000 from $300,000 in 2007, and reducing the small business income tax rate to 11.5 per cent in 2008 and 11 per cent in 2009. The Tax Fairness Plan will further enhance Canada’s advantage by reducing the general corporate income tax rate by a half percentage point to 18.5 per cent in 2011.

The overall impact of the business tax system on investment can be measured by the marginal effective tax rate (METR).1 With already announced tax reductions, Canada will have a meaningful METR advantage over the United States by 2011. The Advantage Canada plan will further improve Canada’s business tax competitiveness by establishing the lowest METR in the G7.
Improved competitiveness can be achieved not only by reducing tax rates but also by improving the structure of the tax system. Harmonizing provincial retail sales taxes with the GST is an example of a structural change that would improve competitiveness (see next subsection).

[1]	METRs are comprehensive indicators of the impact of the tax system on new investment. The methodology underlying the calculation of METRs is described in the evaluation report “Marginal Effective Tax Rates on Business Investment: Methodology and Estimates for Canadian and US Jurisdictions” in the 2005 edition of Tax Expenditures and Evaluations (Department of Finance). This analysis has been updated and extended to include 34 other countries, and results will be included in the forthcoming 2006 edition of Tax Expenditures and Evaluations.

Ensuring that the capital cost allowance (CCA) rate for an asset is in line with the useful life of that asset is also important. Where a CCA rate is too low to reflect an asset’s useful life, an increase to that CCA rate can reduce the tax burden on investment and increase the efficiency of the tax system. The Government will continue to review CCA rates to ensure that they reflect the useful life of assets and will explore other opportunities to improve competitiveness, encourage investment and promote the neutrality of the tax system.
We need to make the tax system simpler and fairer. Simplifying Canada’s tax system helps reduce the compliance and administrative burden on businesses, thereby reducing their costs. Fairness in our tax system means establishing a level playing field so all taxpayers pay their fair share of taxes on income earned in Canada or abroad. Fairness is also enhanced by making the tax system more neutral across firm size, business structures and sectors. This will help ensure that investment choices are not distorted but are instead directed towards the most productive projects.
Advantage Canada is about making Canada a world leader for today and future generations. As such, this plan will require government to make bold, sometimes difficult, decisions. One such decision was part of the Government’s Tax Fairness Plan—which restored balance and fairness to the federal tax system by creating a level playing field between income trusts and corporations. This was the right thing to do for Canadian competitiveness over the long term, and the right thing to do given the risk that potential future income trust conversions were posing to Canada’s tax base.
Working With Provinces to Build a More Competitive National Tax System
Provincial governments have an important role to play in improving our national tax competitiveness. Already, nine provinces and the three territories have entered into tax collection agreements with the federal government. These agreements make the tax system more effective by streamlining the tax process and generating compliance savings for taxpayers. Tax harmonization not only results in administrative efficiencies for governments but, more importantly, makes tax payments simpler by allowing businesses to file only one return, which reduces their costs.

The recently concluded Canada-Ontario Memorandum of Agreement on corporate tax collection provides a positive background for further consultations with provinces on improving the efficiency and effectiveness of tax systems. Building on this effective partnership, the Government would encourage provinces to work towards a more competitive business tax system by:
•	Harmonizing their retail sales taxes with the GST, effectively eliminating retail sales taxes on business inputs and capital goods. This would reduce the cost of new investment, help simplify the tax system for consumers and businesses, and streamline government administration. For example, if Ontario were to replace its retail sales tax with a value-added tax, or harmonize with the GST, its METR would be 9 percentage points lower (Chart 5.2).

•	Eliminating their capital taxes, which are a direct tax on productive investment: they tax firms even when these firms fail to make a profit.

Canada’s New Government has reduced the GST rate from 7 to 6 per cent and is committed to reduce it further to 5 per cent. This reduction in the GST provides provinces with an opportunity to improve the competitiveness and efficiency of their own sales tax systems. In that context, the OECD recommended:
...replacing provincial retail sales taxes with value added tax structures harmonised with the GST. Doing so would provide a more productivity-friendly environment for business, without necessarily increasing the overall tax burden on consumers.2
Newfoundland and Labrador, New Brunswick and Nova Scotia harmonized their retail sales taxes with the GST in 1997 and Quebec adopted a value-added tax in 1991. If all provinces were to eliminate their capital taxes and harmonize their retail sales taxes with the GST or adopt a value-added tax, Canada would have the lowest tax rate on new business investment among the G7 countries by 2011 (Chart 5.3).

[2]	OECD, Economic Survey of Canada, Paris: OECD (2006), p. 12.

Policy Commitment
Advantage Canada proposes to establish the lowest tax rate on new business investment (METR) in the G7 by:
•	Making further progress on aligning capital cost allowances for business investment with useful life.

•	Considering opportunities to reduce tax distortions in areas where the tax system is favouring or impeding particular sectors and business structures or size.

•	Encouraging harmonization of the remaining provincial retail sales taxes with the GST, which would substantially reduce the rate of taxation on new investments.
Improving Canada’s Regulatory Framework
Regulation is an important tool for protecting the health and safety of Canadians, preserving the environment and securing the conditions for an innovative and prosperous economy. In Canada, we must ensure that we have strong and effective regulations to protect people and enhance our quality of life, while minimizing regulations that are unnecessary or that put Canada at a significant competitive disadvantage.
The External Advisory Committee on Smart Regulation has reported that the federal government could use regulation more efficiently. It has recommended that action be taken to:
•	Increase cooperation and coordination between federal government departments and among federal, provincial and territorial governments.

•	Promote better international regulatory cooperation with key trading partners.

•	Improve cost-effectiveness and timeliness of the regulatory process.

•	Strengthen performance and accountability measurement.

Principles and processes have been identified that will help Canada to achieve higher levels of regulatory efficiency. Action—including the use of legislation—should be taken to help Canada’s regulatory bodies be more efficient and effective through:
•	The adoption and mutual recognition of international standards.

•	The enforcement of regulations of another order of government; or alternatively,

•	The delegation of federal enforcement to the provinces.
Canada’s New Government will also work with the provinces to address specific regulatory issues, such as the responsiveness of the current environmental assessment process. Internationally, Canada is working with the United States and Mexico on the regulatory aspects of the Security and Prosperity Partnership of North America to eliminate redundant testing and certification requirements when it is beneficial to Canadians.

Policy Commitment
Canada’s New Government will improve Canada’s regulatory framework by:
•	Moving to finalize a new modern approach to smart regulation.

•	Considering a principle-based legislative framework to guide federal regulatory departments and agencies in measuring the impact of their regulations and developing plans to improve their efficiency.

•	Working with the United States and Mexico through the Security and Prosperity Partnership of North America to improve regulatory coordination and cooperation.
Reducing the Paper Burden by 20 Per Cent
Reducing the administrative and paper burden on Canadian businesses can improve our national competitiveness—especially for our small businesses, which are important to our economy. A 2001 OECD study shows that government paper burden has a disproportionate impact on small businesses: costs per worker are about five times higher for firms employing fewer than 20 employees than for those employing 50 or more.3

[3]	OECD, Businesses’ Views on Red Tape, Paris: OECD (2001).

Canada’s New Government has been working to improve the administrative efficiency of regulations in Canada. Collaborating with groups such as the Canadian Federation of Independent Business (CFIB) and the provinces, through the Advisory Committee on Paperwork Burden Reduction and the Canada Revenue Agency’s Action Task Force on Small Business Issues, several practical initiatives are being developed:
•	In 2006 the Committee released a report calling for a long-term, sustained approach to reducing the paperwork burden. The report calls for the measurement of administrative burden across government, a 20-per-cent reduction in the burden on business, and the development of an inventory of information obligations imposed on small businesses.

•	Statistics Canada’s Survey of Regulatory Compliance Costs is measuring the cost and time burdens imposed by regulation on small business, and will identify areas that require action.

•	Budget 2006 recognized the importance of reducing paper burden for small business by expanding the BizPaL (Business Permits & Licences) initiative. It brings together the federal, provincial-territorial and municipal governments to streamline and harmonize permit and licence requirements to reduce the time and cost burdens imposed on businesses.

•	Within two years, businesses throughout Ontario will benefit from one tax return, one set of rules and one point of contact as a result of a corporate income tax collection agreement signed on October 6, 2006, by the federal and Ontario governments.

Policy Commitment
Canada’s New Government will reduce the administrative burden on business by:
•	Reducing paper burden by 20 per cent by working with the CFIB, through the Advisory Committee on Paperwork Burden Reduction to implement the recommendations in its report.

•	Measuring the compliance burden and identifying targeted cost and compliance action priorities from Statistics Canada’s Survey of Regulatory Compliance Costs on the impact of paperwork burden on small business.

•	Targeting areas that are of most importance to small business, such as expanding the rollout of BizPaL.

Improving the Framework for Competition
Competition drives firms to become more efficient, invest in new technologies and introduce new products and services that benefit consumers. A highly competitive and open national economy also helps our companies and organizations to be more successful when competing in global markets—which means more and better jobs in Canada.
Government has a role to play in creating the ground rules for competition in Canada. Consistent with the overall purpose and principles of the Advantage Canada plan, Canada’s framework for competition will:
•	Create competitive marketplaces that serve both individual and business consumers with low prices, choice, quality and service.

•	Drive and foster innovation, investment and efficiency that grow productivity and competitiveness.

•	Promote a more resilient, adaptable economy.
Competitive telecommunications markets are vital to a strong economy, especially given the rapid changes in information technologies that are transforming how businesses operate and how individuals communicate and gather information. The Government has begun to update the regulatory and policy regime for the Internet age by tabling a proposed policy that instructs the Canadian Radio-television and Telecommunications Commission to regulate in a way that relies on market forces to the maximum extent feasible.

Policy Commitment
Canada’s New Government will:
•	Review its competition policies to ensure that they provide competitive marketplaces.

•	Take further steps to ensure that Canadians can benefit more fully from increased competition in the telecommunications sector, while preserving safeguards against anti-competitive behaviour that could hurt consumers.

A Leading-Edge Financial System
A strong economy must be supported by a financial system that instills confidence and efficiently provides a wide range of financial services to households and businesses. Canada has a strong and sound financial system that serves Canadians well. It is an asset unto itself, providing high-end, knowledge-based and well-paying jobs for Canadians.
In the coming years, Canada’s financial system will need to adapt to the evolving needs of households and businesses, the increasing technology intensity of financial service delivery, global developments such as consolidation of institutions and exchanges, and the increasing participation of households in the management of their own financial affairs.
Keeping Canada’s financial institutions and markets innovative and competitive, with a flexible regulatory framework founded on sound principles, will ensure that they continue to meet the needs of our growing economy.
A Dynamic and Globally Competitive Financial Services Industry
The financial services industry contributes 6 per cent to Canada’s GDP and accounts for around 700,000 jobs, or 4 per cent of employment nationally. Building on a strong domestic base, Canadian banks and insurance companies are also among the most international companies in our economy. Thanks to their global knowledge and reach, they also support the development of globally oriented Canadian businesses in other sectors.
Canada has the opportunity to build upon this strength. A vibrant financial services industry will be founded on vigorous domestic competition that will deliver the best services to consumers at the best price. This will be facilitated by a regulatory framework that promotes access and opportunity for a wide range of providers, from global firms to credit unions and caisses populaires. Regular reviews of financial institution statutes will contribute to creating this environment, as will reduced barriers to international capital flows, as may be achieved, for example, by updating the Canada-U.S. Tax Treaty.
The policy framework must also support the global development of our financial services industry so that it may realize fully its potential and maximize its contribution to the Canadian economy. For example, the Government is proposing to allow Canadian financial institutions to add more foreign experts to their boards, so long as the majority of directors remain Canadian residents.

A Competitive Advantage in Global Capital Markets
Many Canadians have large portions of their savings in stocks, bonds and other financial products such as mutual funds. Our personal prosperity, the prosperity of our businesses and the prosperity of Canada depend on strong and efficient capital markets.
Capital market rules, currently established under 13 separate jurisdictions and applied by separate regulators, raise the cost of financing and reduce the attractiveness of Canada as a place to invest. Canada needs a more efficient capital market regulatory system that ensures principles and rules are applied and enforced consistently across the country.
Progress on improving our capital market regulation is being made. Through “passport” and other initiatives led by the Council of Ministers of Securities Regulation and the Canadian Securities Administrators, Canada’s capital markets and securities framework is slowly being harmonized and streamlined.
But more needs to be done. Canada could achieve a competitive advantage through a less complicated system of regulation, founded on principles that recognize the different needs and capacities of small and large businesses. Canada can draw lessons from the experience of the United Kingdom, which has distinguished itself internationally and attracted a large share of international business to London through pragmatic, principle-based regulation. The British example—and the strength of its financial services industry as a source of wealth and prestige—shows how an economy can benefit from a competitive regulatory environment.
Canadians would best be served by a common securities regulator that would:
•	Administer a single code anchored in sound principles.[4]
•	Have a governance structure with equal participation of all governments involved.
•	Be responsive to regional needs.
Benefits of having a common securities regulator would include:
•	Providing clearer accountability and more responsive decision making in a rapidly evolving capital market.

[4]	Constructive proposals to this end were put forward in June 2006 by a panel of distinguished Canadians headed by Purdy Crawford.

•	Strengthening enforcement and the fight against white-collar crime.
•	Providing Canadian retail investors with wider access to investment products such as “Maple bonds,” which are issued in Canadian dollars by foreign borrowers but which are not currently available to Canadian retail investors.
•	Making it easier and less costly for Canadian entrepreneurs and businesses to access money from investors across Canada and the world.
•	Strengthening Canada’s capacity to work with international partners to improve the efficiency of global capital markets for the benefit of Canadian investors and businesses.
A Secure Financial System
In an increasingly connected world, terrorists and criminal organizations are becoming more sophisticated in their attempts to move, conceal and launder funds. Canada is currently chairing the Financial Action Task Force, the international standard-setting body for the fight against money laundering and terrorist financing. Toronto has been chosen to become the permanent home for the Egmont secretariat of financial intelligence units from around the world. At home, the Government has tabled legislative proposals to toughen Canada’s anti-money laundering and anti-terrorist financing framework in line with international standards and domestic needs.

Policy Commitment
To help foster a leading-edge financial system, Canada’s New Government will:
•	Ensure that the regulatory framework remains responsive to domestic and global developments, and maintain the regular practice of five-year reviews of the financial institution statutes.
•	Work with the U.S. to conclude the Canada-U.S. Tax Treaty, which would facilitate cross-border capital flows.
•	Allow Canadian financial institutions to add more foreign experts to their boards, so long as the majority of directors remain Canadian residents.
•	Work with provinces to create a common securities regulator and advance an approach to regulation founded on principles, with strong enforcement.
•	Continue to act decisively in combatting money laundering and terrorist financing and protecting the integrity of the financial system.

Openness to Trade and Foreign Investment
Canada’s openness to international markets provides substantial benefits for Canadians. For Canadian workers, international trade and investment bring better, more rewarding jobs and higher living standards. For consumers, trade provides a greater variety of goods and services at lower prices. Foreign firms investing in Canada bring expertise and innovation, and encourage Canadian firms to emulate best practices. Through increased competition, trade provides more incentives for firms to become more productive. Trade and investments abroad give Canadian firms access to foreign know-how and greater opportunities to reap rewards from their investments and innovations.
Trade
The signing of the Canada-U.S. Free Trade Agreement in 1988 and the North American Free Trade Agreement (NAFTA) in 1992, and the completion of the Uruguay Round in 1994, dramatically increased our openness to trade. However, recent difficulties in concluding the Doha round of multilateral trade negotiations have led many countries—including our NAFTA partners—to pursue bilateral or regional negotiations to capture the benefits of freer trade. Canada has lagged behind its NAFTA partners on this front. Canada can and should do more to pursue bilateral trade agreements because our prosperity is dependent on our ability to export to the world.
Canada has what it takes to compete successfully in world markets, and it is in our national interest to be open to free trade opportunities. More trade agreements will help our economy to be even stronger and more successful within the rapidly changing global economy.
Canada’s tax treaties are also an important part of the global environment for businesses operating in Canada, with the Canada-U.S. Tax Treaty having a particular significance. Negotiations to update the treaty are ongoing and have progressed very well. The new treaty would have important benefits, including reducing borrowing costs for business and reducing barriers to cross-border trade and mobility.

The Importance of Trade Liberalization for Canada’s Investment Performance
The fragmentation of the global value chain means that firms increasingly locate production of different components of a product across several countries, based on those countries’ comparative advantage. When firms make these decisions on where to invest, they must be assured that the goods and services produced in each part of the global chain can be combined seamlessly and sold to markets around the world. To be a part of this chain, countries must not only be open to foreign investment, but also ensure that the goods and services produced get easy access to other markets. Improved access to foreign markets encourages firms, through strategic investments, to locate the skill-intensive activities of their global chains in Canada.
In that context, the fact that our NAFTA partners have developed broad networks of trade agreements, while Canada has not, has potential negative implications for Canada’s investment prospects. It is in Canada’s best interest to engage in trade agreements to utilize a full suite of trade and investment policy instruments and improve access to foreign markets.

Policy Commitment
To ensure that Canadian businesses can fully participate in global market opportunities, Canada’s New Government will develop a new approach to international trade policy through a comprehensive Global Commerce Strategy that will:
•	Build on our NAFTA advantage through improved border efficiency and increased regulatory convergence through the Security and Prosperity Partnership of North America initiative and in consultation with the North American Competitiveness Council and other stakeholders.
•	Pursue regional and bilateral trade, investment and science and technology agreements, ideally together with our NAFTA partners.
The Government will also work with the U.S. to conclude the Canada-U.S. Tax Treaty, which would lower borrowing costs for businesses and reduce cross-border barriers to trade and labour mobility.

Foreign Investment
Both inward and outward foreign direct investment bring substantial benefits to Canada. Foreign direct investment provides additional capital to fuel firms’ growth and exposes domestic firms to new technologies, innovative ways of doing business and healthy competition. Foreign direct investment abroad allows Canadian firms to be integrated into global supply chains, be more productive and competitive, and ultimately create more and better jobs here in Canada.
While Canadian firms are investing more abroad and becoming more diversified by reaching out to new investment opportunities, Canada’s share of total inward foreign investment directed to the G7 and OECD countries has been failing. No other country in the G7 comes close to matching Canada’s decline, and firms from other G7 countries have reduced their overall relative presence in Canada.
Policy restrictions on foreign investment in Canada have contributed to our economy’s relative decline in foreign direct investment flows. According to the OECD, Canada has the highest level of explicit restrictions on foreign-equity ownership in the G7—primarily in the transportation and telecommunications sectors.5
Foreign investment restrictions also include screening procedures under the Investment Canada Act, and business operations restrictions such as restrictions on length of stay for non-resident executives. Residency requirements for boards of directors may also impede global investment. These measures can limit opportunities for Canadian firms competing in a global economy to attract expertise, strengthen their networks and pursue new business opportunities. These policies may contribute to perceptions that Canada is not fully open to foreign investment, and these perceptions matter. In that regard, a survey of global executives ranked Canada as the least attractive country to invest in the G7.6
However, it should be acknowledged that there may be rare occasions where a particular foreign investment might damage Canada’s long-term interests. For example, foreign investment by large state-owned enterprises with non-commercial objectives and unclear corporate governance and reporting may not be beneficial to Canadians. While such cases are very much the exception rather than the rule, the Government needs a principle-based approach to address these situations.

[5]	Golub, Stephen S., “Measures of Restrictions on Inward Foreign Direct Investment for OECD countries,” OECD Economic Studies No. 36 (2003), p. 85-116.

[6]	A.T. Kearney, FDI Confidence Index (2005).

Since Advantage Canada is designed to position Canada as a destination of choice for people and investors, we need to ensure that our approach to foreign direct investment is modern and in line with best practices around the world. The Investment Canada Act has not been amended significantly since its introduction in 1985, during which time there have been dramatic changes in the world economy.

Policy Commitment
The Government will work to increase foreign investment in Canada by:
•	Reviewing its foreign investment policy framework, including the Investment Canada Act, with the aim of maximizing the benefits of foreign investment for Canadians, while retaining our ability to protect national interests.
•	Allowing Canadian financial institutions to add more foreign experts to their boards, as long as the majority of directors remain Canadian residents, to enhance their capacity to be competitive in foreign markets.
Canada’s Entrepreneurial Advantage
Creating a Business Environment That Unlocks Private Investment by Reducing Taxes, Unnecessary Regulation and Red Tape
A competitive business climate is essential for a vibrant and healthy private sector. The performance of the Canadian private sector is currently good. It must become great. Businesses must respond by investing more in training, equipment and innovation. To trigger that leap, Canada’s New Government will take steps to create a competitive business environment that encourages entrepreneurship by:
•	Reducing taxes on business investment.
•	Improving Canada’s regulatory framework.
•	Reducing the paper burden on business.
•	Improving the framework for competition.
•	Building on a leading-edge financial system.
•	Increasing the country’s openness to trade and investment.

C h a p t e r

Success
Factors and
Implementation

Success Factors
While there are many factors that will influence the successful implementation of specific policies within Advantage Canada, there are three key success factors that are critical to the overall success of this effort.
•	Engagement. Canadians are proud of their country and want Canada to take its rightful place on the world stage as a respected, modern, dynamic and tolerant society. We can do that—if Canadians work together. Individual Canadians are seeking post-secondary education and training opportunities like never before. This must continue, and governments must do their part to support education and training. Canadian businesses are investing in people, equipment and technology. But more needs to be done. As businesses improve their own competitiveness and productivity by investing in people, equipment and technology, they help all Canadians to be better off and more secure.
•	Partnership. Advantage Canada is a national plan, and its success depends on clarifying, enhancing and strengthening the relationships between different levels of government. Governments at all levels—provincial, territorial, municipal and federal—need to work together in the spirit of cooperation, united by the vision of a stronger, better, more prosperous Canada for all Canadians. Advantage Canada also recognizes the foremost importance of partnerships with the private sector in achieving the results we need.
•	Commitment. The successful implementation of Advantage Canada will require long-term focus and discipline. This plan is about fundamentally refocusing government on what it does best. This will take time, and it will take patience. The implementation of the principles and policies of Advantage Canada will require governments to remain committed to this ambitious strategy over the long term.

Implementation
The implementation of Advantage Canada has already begun. A number of initiatives within Budget 2006 support Advantage Canada’s principles, as do the measures outlined in the Tax Fairness Plan for Canadians. This implementation will continue through measures to be proposed in Budget 2007 and beyond, as well as in other key policy and legislative initiatives of the Government.
While we must remain steadfast in our resolve to achieve the ultimate purpose and direction of Advantage Canada, Canadians will work together to determine the best ways to achieve these goals. Canada’s New Government will actively seek input and ideas regarding the most effective and efficient ways to implement the details of this plan.
In some cases, the policies and priorities of Advantage Canada will be implemented relatively quickly. But the principles that form the foundation of this plan, and the advantages they will create, are designed to serve Canadians for years to come. They should be reviewed and refined as global dynamics and Canada’s competitive position change.
Our country has a great history of success and achievement. We need to build upon the strong foundations we have, given the economic realities of today. Canada’s New Government believes that, working together, we can build a Canadian standard of living and quality of life that are second to none in the world.